Exhibit 99.1

NEWS RELEASE

Contact:   Michael Kady

For Release:   Immediate

1-800-345-9680

Quipp Announces 4th Quarter

And Full Year Results For 2003

Miami, FL, Feb. 27, 2004 – Quipp, Inc. (Nasdaq: QUIP) reported net income of $322,000, or $0.23 per share (basic and fully diluted) for the quarter ended December 31, 2003. During the same quarter of 2002, Quipp reported net income of $65,000, or $0.05 per share (basic and fully diluted). Net sales for the quarter were $5,937,000 compared to $4,387,000 during the same three months of 2002.

For the full year 2003, the company reported net income of $201,000 ($0.14 per share basic and fully diluted) compared to a net loss of $106,000 ($0.07 per share basic and fully diluted) last year. Net sales for 2003 amounted to $19,082,000, reflecting a 17% increase from the $16,264,000 reported in 2002.

Michael S. Kady, President and Chief Executive Officer of Quipp, stated: “Published reports indicate that capital spending by major U.S. newspapers has increased during the past few months, especially in post-press operations. We believe that some of this increase can be attributed to pent-up demand, as many projects were postponed over the past few years due to declining newspaper advertising revenues. This demand contributed to new orders booked during the fourth quarter of 2003 totaling $7,908,000, compared to $4,620,000 during the same period of 2002. We anticipate that, following the completion of the delayed projects, growth rates of newspaper capital spending should settle into a more traditional pattern that reflects the expansion of advertising revenue offset by newsprint cost increases. Therefore, we also expect that orders for our products will return to a more sustainable growth rate during the first half of 2004.”

Mr. Kady added that, “During 2002 and 2003, we took steps to improve Quipp’s competitive position. We expanded the company’s product offering both through acquisition and internal product development. As a result, we expect our market share to expand regardless of the rate of market growth. Moreover, our balance sheet was strengthened due to our ability to generate cash flow from operations of approximately $2 million in 2003, due to growing customer deposits and collection of receivables.”

Backlog at December 31, 2003 was $12,725,000, compared to $4,686,000 at December 31, 2002.

	Quarter Ended December 31,		Year Ended December 31,
	2003 (unaudited)	2002 (unaudited)	2003 (unaudited)	2002 (unaudited)

(000’s omitted, except per share data)

Net Sales	$5,937	$4,387	$19,082	$16,264

Net Income (loss)	$322	$65	$201	$(106)

Basic earnings (loss) per share	$0.23	$0.05	$0.14	$(0.07)

Diluted earnings (loss) per share	$0.23	$0.05	$0.14	$(0.07)

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, growth rates of newspaper capital spending, growth rate of orders for Quipp products and market share. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, competition, fluctuations in incoming orders, delays in development of new products and lack of customer acceptance of new products.